UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No.   )1

PHH Corporation
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

693320202
(CUSIP Number)

January 10, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

_______________
1  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA LONG LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 45,216
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 45,216
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,216
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA PARTNERS QP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 63,230
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 63,230
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,230*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA PX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,808,531
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 1,808,531
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,808,531*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12	TYPE OF REPORTING PERSON OO

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA PARTNERS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 65,348
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 65,348
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,348*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA WINDMILL FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,158,586
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER 1,158,586
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,158,586*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12	TYPE OF REPORTING PERSON PN

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 321,942
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 321,942
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,942*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON PN

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA PX INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,080,243
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,080,243
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,080,243*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6%
12	TYPE OF REPORTING PERSON PN

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA CAPITAL LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,543,096
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,543,096
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,543,096*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON OO

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON SCOPIA FUND MANAGEMENT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,725,048
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,725,048
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,725,048*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON OO

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON MATTHEW SIROVICH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 30,000
	6	SHARED VOTING POWER 5,725,048
	7	SOLE DISPOSITIVE POWER 30,000
	8	SHARED DISPOSITIVE POWER 5,725,048
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,755,048*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON IN

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

1	NAME OF REPORTING PERSON JEREMY MINDICH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,725,048
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,725,048
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,725,048*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON IN

* Includes Shares underlying certain convertible senior notes.

CUSIP NO. 693320202

Item 1(a).	Name of Issuer:

PHH Corporation (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

3000 Leadenhall Road
Mt. Laurel, NJ 08054

Item 2(a).	Name of Persons Filing:

This statement is filed by: Scopia Long LLC, a Delaware limited liability company (“Scopia Long”); Scopia Partners QP LLC, a Delaware limited liability company (“Scopia QP LLC”); Scopia PX, LLC, a Delaware limited liability company (“Scopia PX”); Scopia Partners LLC, a Delaware limited liability company (“Scopia Partners”); Scopia Windmill Fund LP, a Delaware limited liability company (“Scopia Windmill”); Scopia International Master Fund LP, a Bermuda limited partnership (“Scopia International”); Scopia PX International Master Fund LP, a Bermuda limited partnership (“Scopia PX International”); Scopia Capital LLC, a Delaware limited liability company (“Scopia Capital”), as the Managing Member of each of Scopia Long, Scopia QP LLC, Scopia PX and Scopia Partners, and the general partner of Scopia Windmill, Scopia International and Scopia PX International; Scopia Fund Management LLC (“Scopia Management”), a Delaware limited liability company that replaced Scopia Management Inc. as the investment manager of each of Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International and of certain separately managed accounts (the “Managed Accounts”); and each of Messrs. Sirovich and Mindich, who are Managing Directors of the Managing Member of Scopia Management.  Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office, or if None, Residence:

The principal business address of each of the Reporting Persons is 152 West 57th Street, 33rd Fl, New York, NY 10019.

Item 2(c).	Citizenship:

Messrs. Sirovich and Mindich are citizens of the United States of America.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value (the “Shares”). The Reporting Persons have certain 6.00% Convertible Senior Notes due 2017 (the “Notes”).

Item 2(e).	CUSIP Number:

693320202

CUSIP NO. 693320202

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	/ /	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	/ /	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	/ /	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	/ /	Investment company registered under Section 8 of the Investment Company Act.

(e)	/X/	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)1;

(f)	/ /	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	/X/	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)2;

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	/ /	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	/ /	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership.*

All ownership information reported in this Item 4 is as of the close of business on January 10, 2013.

Scopia Long

(a)	Amount beneficially owned:

45,216 Shares

(b)	Percent of class:

Less than 1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

45,216

(ii)	Shared power to vote or to direct the vote

0

1 Scopia Management Inc. is filing as an investment adviser.
2 Matthew Sirovich and Jeremy Mindich are filing as control persons of Scopia Management, Inc.

CUSIP NO. 693320202

(iii)	Sole power to dispose or direct the disposition of

45,216

(iv)	Shared power to dispose or direct the disposition of

0

Scopia QP LLC

(a)	Amount beneficially owned:

63,230, including 21,787 Shares underlying the Notes

(b)	Percent of class:

Less than 1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

63,230

(ii)	Shared power to vote or to direct the vote

0

(iii)	Sole power to dispose or to direct the disposition of

63,230

(iv)	Shared power to dispose or to direct the disposition of

0

Scopia PX

(a)	Amount beneficially owned:

1,808,531 including 622,085 Shares underlying the Notes

(b)	Percent of class:

3.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

1,808,531

(ii)	Shared power to vote or to direct the vote

0

CUSIP NO. 693320202

(iii)	Sole power to dispose or direct the disposition of

1,808,531

(iv)	Shared power to dispose or direct the disposition of

0

Scopia Partners

(a)	Amount beneficially owned:

65,348, including 22,460 Shares underlying the Notes

(b)	Percent of class:

Less than 1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

65,348

(ii)	Shared power to vote or to direct the vote

0

(iii)	Sole power to dispose or direct the disposition of

65,348

(iv)	Shared power to dispose or direct the disposition of

0

Scopia Windmill

(a)	Amount beneficially owned:

1,158,586, including 398,084 Shares underlying the Notes

(b)	Percent of class:

2.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

1,158,586

CUSIP NO. 693320202

(ii)	Shared power to vote or to direct the vote

0

(iii)	Sole power to dispose or direct the disposition of

1,158,586

(iv)	Shared power to dispose or direct the disposition of

0

Scopia International

(a)	Amount beneficially owned:

321,942 including 110,871 Shares underlying the Notes

(b)	Percent of class:

Less than 1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

321,942

(ii)	Shared power to vote or to direct the vote

0

(iii)	Sole power to dispose or direct the disposition of

321,942

(iv)	Shared power to dispose or direct the disposition of

0

Scopia PX International

(a)	Amount beneficially owned:

2,080,243, including 717,062 Shares underlying the Notes

(b)	Percent of class:

3.6%

CUSIP NO. 693320202

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

2,080,243

(ii)	Shared power to vote or to direct the vote

0

(iii)	Sole power to dispose or direct the disposition of

2,080,243

(iv)	Shared power to dispose or direct the disposition of

0

Scopia Capital

(a)	Amount beneficially owned:

Scopia Capital, as the Managing Member of each of Scopia Long, Scopia QP LLC, Scopia PX and Scopia Partners, and the general partner of Scopia Windmill, Scopia International and Scopia PX International, may be deemed the beneficial owner of the (i) 45,216 Shares owned by Scopia Long; (ii) 63,230 Shares owned by Scopia QP LLC; (iii) 1,808,531 Shares owned by Scopia PX; (iv) 65,348 Shares owned by Scopia Partners; (v) 1,158,586 Shares owned by Scopia Windmill; (vi) 321,942 Shares owned by Scopia International; and (vi) 2,080,243 Shares owned by Scopia PX International, for a total of 5,543,096 Shares, including 1,892,349 Shares underlying the Notes.

(b)	Percent of class:

9.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

5,543,096

(ii)	Shared power to vote or to direct the vote

0

(iii)	Sole power to dispose or direct the disposition of

5,543,096

(iv)	Shared power to dispose or direct the disposition of

0

CUSIP NO. 693320202

Scopia Management

(a)	Amount beneficially owned:

Scopia Management, as the investment manager of each of Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International and of the Managed Accounts, may be deemed the beneficial owner of the: (i) 45,216 Shares owned by Scopia Long; (ii) 63,230 Shares owned by Scopia QP LLC; (iii) 1,808,531 Shares owned by Scopia PX; (iv) 65,348 Shares owned by Scopia Partners; (v) 1,158,586 Shares owned by Scopia Windmill; (vi) 321,942 Shares owned by Scopia International; (vii) 2,080,243 Shares owned by Scopia PX International and (viii) 181,952 Shares held in the Managed Account, for a total of 5,725,048, including 1,955,035 Shares underlying the Notes.

(b)	Percent of class:

9.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

5,725,048

(ii)	Shared power to vote or to direct the vote

0

(iii)	Sole power to dispose or direct the disposition of

5,725,048

(iv)	Shared power to dispose or direct the disposition of

0

Mr. Sirovich

(a)	Amount beneficially owned:

Mr. Sirovich directly owned 30,000 Shares. Mr. Sirovich, as a Managing Member of each of Scopia Capital and Scopia Management and the Executive Vice President of Scopia Management, may be deemed the beneficial owner of the: (i) 45,216 Shares owned by Scopia Long; (ii) 63,230 Shares owned by Scopia QP LLC; (iii) 1,808,531 Shares owned by Scopia PX; (iv) 65,348 Shares owned by Scopia Partners; (v) 1,158,586 Shares owned by Scopia Windmill; (vi) 321,942 Shares owned by Scopia International; (vii) 2,080,243 Shares owned by Scopia PX International and (viii) 181,952 Shares held in the Managed Account, for a total of 5,725,048, including 1,955,035 Shares underlying the Notes.

5,755,048, including 1,955,035 Shares underlying the Notes

CUSIP NO. 693320202

(b)	Percent of class:

9.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

30,000

(ii)	Shared power to vote or to direct the vote

5,725,048

(iii)	Sole power to dispose or direct the disposition of

30,000

(iv)	Shared power to dispose or direct the disposition of

5,725,048

Mr. Mindich

(a)	Amount beneficially owned:

Mr. Mindich, as a Managing Member of each of Scopia Capital and Scopia Management and the President of Scopia Management, may be deemed the beneficial owner of the: (i) 45,216 Shares owned by Scopia Long; (ii) 63,230 Shares owned by Scopia QP LLC; (iii) 1,808,531 Shares owned by Scopia PX; (iv) 65,348 Shares owned by Scopia Partners; (v) 1,158,586 Shares owned by Scopia Windmill; (vi) 321,942 Shares owned by Scopia International; (vii) 2,080,243 Shares owned by Scopia PX International and (viii) 181,952 Shares held in the Managed Account, for a total of 5,725,048, including 1,955,035 Shares underlying the Notes.

(b)	Percent of class:

9.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0

(ii)	Shared power to vote or to direct the vote

5,725,048

(iii)	Sole power to dispose or direct the disposition of

0

CUSIP NO. 693320202

(iv)	Shared power to dispose or direct the disposition of

5,725,048

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 693320202

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 11, 2013

SCOPIA PARTNERS LLC

By:	Scopia Fund Management LLC

By:	/s/ Jeremy Mindich
	Name:	Jeremy Mindich
	Title:	Managing Director of the Managing Member

SCOPIA PARTNERS QP LLC

By:	Scopia Fund Management LLC

By:	/s/ Jeremy Mindich
	Name:	Jeremy Mindich
	Title:	Managing Director of the Managing Member

SCOPIA PX LLC

By:	Scopia Fund Management LLC

By:	/s/ Jeremy Mindich
	Name:	Jeremy Mindich
	Title:	Managing Director of the Managing Member

SCOPIA LONG LLC

By:	Scopia Fund Management LLC

By:	/s/ Jeremy Mindich
	Name:	Jeremy Mindich
	Title:	Managing Director of the Managing Member

CUSIP NO. 693320202

SCOPIA INTERNATIONAL MASTER FUND LP

By: Scopia Capital LLC

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Manager

SCOPIA PX INTERNATIONAL MASTER FUND LP

By: Scopia Capital LLC

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Manager

SCOPIA FUND MANAGEMENT LLC

By:	/s/ Jeremy Mindich
	Name:	Jeremy Mindich
	Title:	Managing Director of the Managing Member

SCOPIA CAPITAL LLC

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Manager

/s/ Matthew Sirovich
MATTHEW SIROVICH

/s/ Jeremy Mindich
JEREMY MINDICH